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                                                                     EXHIBIT 5.1

Ballard Spahr Andrews and Ingersoll, LLP
1225 17th Street, Suite 2300
Denver, CO 80202

September 6, 2000

Greka Energy Corporation
630 Fifth Avenue, Suite 1501
New York, New York   10111

Re: Form S-2 Registration Statement relating to shares of no par value Common Stock Offered for Sale by the Company

Ladies and Gentlemen:

         We have acted as counsel for Greka Energy Corporation , a Colorado corporation (the "Company"), in connection with the preparation of the Form S-2 Registration Statement to be filed by the Company with the Securities and Exchange Commission to register 4,000,000 shares of the Company's no par value common stock (the "Common Stock") that will be offered for sale by the Company. In connection with our giving this opinion, we have examined the Company's Articles of Incorporation, resolutions of the Board of Directors of the Company adopted August 28, 2000, and we have examined and relied upon such other records, documents, certificates and other instruments and have made such other investigation as we deemed appropriate as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock being offered for sale, when sold in accordance with the terms set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the State of Colorado. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement and the Prospectus forming a part thereof.

                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP